Exhibit 10(pp)

VIA EMAIL:charles.pizzi@tastykake.com

Tasty Baking Company
Navy Yard Corporate Center
3 Crescent Drive, Suite 200
Philadelphia, PA 19112
Attn:	Mr. Charles P. Pizzi President & CEO

RE:
Credit Agreement dated September 6,2007 (as amended and as may be further amended, supplemented or restated from time to time, the “Credit Agreement’’), by and among Tasty Baking Company (“Tasty”), the other Loan Parties thereto and PIDC Local Development Corporation (“PIDC”).1

Dear Mr. Pizzi:

You have advised that Tasty will be requesting certain amendments to the Senior Loan Documents along with amendments to the Loan Documents and the documents executed in connection with the MELF Financing. We expect those requests will include limited moratoriums on payments due under the Senior Credit Agreement (principal only), the Loan Documents (alf payments) and the MELF Facility(all payments) and waivers of Defaults or Events of Defaults,

In consideration of your request to PIDC, PIDC hereby agrees as follows:

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PIDC hereby waives any Default or any Event of Default existing under the Loan Documents as of the date of this letter. In addition, PIDC has agreed, and hereby confirms its agreement, to extend the date for payment of any amount due from Tasty to PIDC under the Credit Agreement to January 31,2011. Should any event arise after the date of this letter which would constitute a Default or an Event of Default under the Credit Agreement, PIDC agrees that it will not exercise its remedies under the Credit Agreement against Tasty on or before January 31, 2011. To the extent any Default or Event of Default occurs after the date of this letter, such Default shall constitute an Event

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1	Capitalized terms not otherwise defined herein shall have the meaning, ascribed to them in the Credit Agreement.

December 31, 2010

of Default under the Credit Agreement and other Loan Documents without the need for further notice to the Borrower or any other person.

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The Loan Documents are hereby amended to provide that any payments under the Loan Documents or otherwise, whether such payments are of principal, interest, fees or otherwise, which may be or are required to be made to PIDC under the Loan Documents or otherwise between the date of this letter and January 31, 2011 shall not be paid to PIDC or any other party until after January 31,2011. Any such payments received by PIDC from the date of this letter through and including January 31, 2010 will be treated as if a Payment Blockage Notice (as defined in the Intercreditor and Collateral Sharing Agreement) had been give by the Senior Agent under the Intercreditor and Collateral Sharing Agreement and shall be held in trust and turned over to the Senior Agent as provided in the Intercreditor and Collateral Sharing Agreement.

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PIDC further agrees, for the benefit of the Senior Lenders, that through and including January 31, 2011, it will not further amend, supplement or modify any Loan Documents or waive any provisions thereof without the express written consent of the Senior Agent.

This letter supersedes any prior letters regarding this matter.

Sincerely,

PIDC LOCAL DEVELOPMENT CORPORATION

By: __________________________________
Name: Peter S. Longstreth
Title: President